EXHIBIT (d)(10)

                            YIELDQUEST ADVISORS, LLC
                         3280 Peachtree Road, Suite 2600
                             Atlanta, Georgia 30305
                                 (866) 978-3781

                                January 30, 2009

To:  YieldQuest Funds Trust
     3280 Peachtree Road
     Suite 2600
     Atlanta, GA 30305

Dear Ladies and Gentlemen:

     Pursuant to the Investment Advisory Agreement approved by the Board of Trustees, you have engaged us to act as the sole investment adviser to following series of the Trust: YieldQuest Core Bond Fund ("Core Bond Fund") and YieldQuest Core Tax-Exempt Bond Fund ("Core Tax-Exempt Fund") (each a "Fund" or collectively, the "Funds") (collectively, the "Funds").

     With respect to the each Fund, we hereby agree to waive our advisory fees and/or agree to reimburse certain Fund operating expenses, but only to the extent necessary to maintain the total annual operating expenses, except brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes, 12b-1 expenses, administration expenses, extraordinary expenses and any indirect expenses (such as expenses of other investment companies in which a Fund may invest), at the average daily net assets of the Funds as follows: Core Bond Fund - 0.49% and Core Tax-Exempt Bond Fund - 0.55%.

     Any waiver or reimbursement by us to a Fund is subject to repayment by that Fund in the three fiscal years following the fiscal year in which the expenses is incurred; provided that such Fund is able to make the repayment without exceeding its expense limitation applicable at the time of the waiver or reimbursement.

     With respect to each Fund, this Agreement shall continue in place until such date as the Fund is liquidated, or February 28, 2011, whichever shall be the first to occur.

                                     Very truly yours,

                                     YIELDQUEST ADVISORS, LLC

                                     By:    /s/ David Summers
                                        ----------------------------------------
                                        David Summers, Managing Director

                                   Acceptance
                                   ----------

The foregoing is hereby accepted.

                                     YIELDQUEST FUNDS TRUST

                                     By:    /s/ Gary Schwartz
                                        ----------------------------------------
                                        Gary Schwartz, Chief Compliance Officer